Exhibit 16.1

December 20, 2004


Securities and Exchange Commission
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for Footstar, Inc. and, under the date of August 27, 2004, we reported on the consolidated financial statements of Footstar, Inc. and Subsidiary Companies as of and for the years ended December 28, 2002 and December 29, 2001. On December 15, 2004, our appointment as principal accountants was terminated. We have read Footstar Inc's statements included under Item 4.01 of its Form 8-K dated December 14, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with (1) the Company's statement that at a meeting held on December 14, 2004, the Audit Committee of the Board of Directors of Footstar approved the dismissal of the Company's independent accountant KPMG LLP and the hiring of Amper, Politziner & Mattia, P.C., (2) the Company's statement that substantially all material weakness or reportable condition identified therein have subsequently been remediated by the Company, with the several remaining in the process of remediation and (3) the Company's statement that it has not consulted with Amper, Politziner & Mattia, P.C. on any matters relating to the application of accounting principles or reportable events prior to its engagement.

Very truly yours,

/s/ KPMG LLP